PZENA INVESTMENT MANAGEMENT, INC. ANNOUNCES
DECEMBER 31, 2013 ASSETS UNDER MANAGEMENT

New York, NY, January 7, 2014: Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of December 31, 2013.

AUM for month-end December 2013, month-end November 2013, and month-end December 2012 are listed below:

Pzena Investment Management, Inc.
Assets Under Management1
($ billions)

	As of	As of	As of
	December 31, 2013	November 30, 2013	December 31, 2012
U.S. Value Strategies	$15.1	$15.0	$10.9
Global Value Strategies	6.3	6.0	4.1
Non-U.S. Value Strategies	3.6	3.4	2.1
Total	$25.0	$24.4	$17.1

Institutional Accounts	$15.4	$15.0	$11.2
Retail Accounts	9.6	9.4	5.9
Total	$25.0	$24.4	$17.1

1  Numbers may be subject to rounding. During 2013, approximately $0.1 billion of previously reported assets under management in U.S. Value Strategies has been reclassified to Global Value Strategies and approximately $0.6 billion of previously reported assets under management in Institutional Accounts has been reclassified to Retail Accounts. Historical information has been reclassified for all periods presented.

About Pzena
Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements
This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 12, 2013 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-355-1600 or bachman@pzena.com.